CAMERON INTERNATIONAL CORPORATION

Award Agreement – Deferred Stock Units

AWARD AGREEMENT made as of May ___, 2015 (the “Grant Date), between Cameron International Corporation, a Delaware corporation (the “Company”), and ___________ (the “Director”).

1.    Grant of Deferred Stock Units. Subject to the provisions of this Award Agreement and pursuant to the provisions of the Company’s Equity Incentive Plan (the “Plan”), the Company hereby grants to the Director __________ deferred stock units (“DSUs”).

2.    Terms Subject to the Plan. This Award Agreement is subject to, and governed by, the provisions of the Plan, and, unless the context requires otherwise, terms used herein shall have the same meaning as in the Plan. In the event of a conflict between the provisions of the Plan and this Award Agreement, the Plan shall control.

3.    DSU Account. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Director’s benefit the DSUs, each of which shall be deemed to be the equivalent of one Share. Whenever any cash dividends are declared on the Shares, on the date such dividend is paid, the Company will credit to the Account a number of additional DSUs equal to the result of dividing (i) the product of the total number of DSUs credited to the Account on the record date for such dividend and the per Share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to the holders of Shares. The additional DSUs shall be or become vested to the same extent as the DSUs that resulted in the crediting of such additional DSUs.

4.    Vesting.
(a) During the period following the Grant Date, the DSUs shall vest according to the schedule set out in the “Notice of Grant of Award” of the DSUs. The DSUs shall become vested with respect to 25% of the DSUs as of the end of each 3-month period following May ___, 2015 unless the end of the fourth 3-month period occurs after the 2015 stockholder meeting in which case the final 25% will vest the day prior to such meeting.

(b) In the event of a Change in Control (as defined in Appendix A (the “Change in Control”)), any unvested DSUs granted pursuant to this grant shall become fully vested upon the occurrence of the Change in Control, provided the Director is then serving as a director of the Company.

(c) In the event of the Director’s death or Disability while serving on the Board, all of the DSUs granted pursuant to this grant shall become fully vested. “Disability” for the purposes of this Agreement, shall mean that the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

5.    Cessation of Service. In the event the Director ceases to serve as a director of the Company, other than as a result of death or Disability, any DSUs that were not yet vested on the date of such cessation of service shall be immediately forfeited.

6.    Forfeiture upon Engaging in Detrimental Activities. If, at any time prior to the first anniversary of when the Director ceases service as a director of the Company for any reason, the Director engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Director’s service as a director of the Company for which either criminal or civil penalties against the Director may be sought, (ii) material violation of the Company’s policies, or (iii) disclosure or misuse of any confidential information or material concerning the Company, then (A) the DSUs shall be forfeited effective as of the date on which the Director enters into such activity, and (B) the Director shall within ten (10) after written notice from the Company return to the Company the Shares paid by the Company to the Director with respect to the DSUs and, if the Director has previously sold all or a portion of the Shares paid to the Director by the Company, the Director shall pay the proceeds of such sale to the Company.

7.    Payment of DSUs. The Company shall make a payment to the Director of vested DSUs as provided in Section 8 upon the earliest of (i) the Director’s cessation of service as a director of the Company for any reason, including death or Disability, (ii) May ___, 2018, or (iii) a Change in Control (the “Payment Date”).

The Director may elect to change the payment event set forth in part (ii) of the preceding paragraph by written notice to the Company at least 12 months prior to the applicable payment event, provided that the new payment event is at least five years after the previously applicable payment event.

8.    Form of Payment. Payments pursuant to Section 6 shall be made in Shares equal to the number of vested DSUs. Payment shall be made as soon as practicable after the applicable payment event, but in no event later than 30 days after the date of the applicable payment event.

9.    Beneficiary. In the event of the Director’s death prior to payment of the DSUs granted hereby, payment shall be made to the last beneficiary designated in writing that is received by the Company prior to the Director’s death or, if no designated beneficiary survives the Director, such payment shall be made to the Director’s estate.

10.    Source of Payments. The Director’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. The Director has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the number of DSUs vested on the Payment Date.

11.    Nontransferability. In no event shall DSUs granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Director other than: (i) by will or the laws of descent and distribution; or (ii) pursuant to the qualified domestic relations order (as defined by the Internal Revenue Code); or (iii) by transfer by a Director to a member of the Director’s Immediate Family, or to a partnership or limited liability company whose only partners or shareholders are the Director and members of his Immediate Family. However, any grant transferred shall continue to be subject to all terms and conditions contained in the Agreement. “Immediate Family” mean the spouse, children or grandchildren of the Director.

12.    Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party. Notice given by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention: Corporate Secretary

Notices to the Director should be addressed to the Director at the Director’s address as it appears on the Company’s records. The Company or the Director may by writing to the other party, designate a different address for notices.

13.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Director and the successors and assigns of the Company.

14.    Governing Law; Venue. All questions concerning the validity, construction and effect of this Award Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws. Any dispute concerning this Agreement will be resolved exclusively in the state or federal courts in Harris County, Texas, and the Director agrees to exclusive venue and jurisdiction in such courts as a condition of receiving these DSUs.

15.    Entire Agreement; Modification. This Agreement and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

16.    Compliance with Section 409A of the Code. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Agreement that would cause the payment or settlement thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

17.    Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

APPENDIX A

“Change in Control” for the purposes of this Agreement, shall mean the earliest date on which:

(i)
any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; or

(ii)
individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

(iii)
a merger or consolidation involving the Company or its stock, or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company unless, immediately following such transaction at least 50% of the then outstanding voting securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by all or substantially of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such transaction (treating, for purposes of determining whether the 50% test is met, any ownership of the voting securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or their ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction); or

(iv)
all or substantially all of the assets of the Company are sold or transferred to a Person as to which (a) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (b) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

Anything else in this definition to the contrary notwithstanding, no Change in Control shall be deemed to have occurred by virtue of any transaction which results in the Director, or a group of Persons which includes the Director, acquiring 20% or more of either the combined voting power of the Company’s outstanding voting securities or the voting securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

Anything in this definition to the contrary notwithstanding, no Change in Control shall be deemed to have occurred unless such event constitutes an event specified in Code Section 409A(2)(A)(v) and the Treasury Regulations promulgated thereunder.

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